UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 31, 2022

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).           Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2022, SWK Holdings Corporation (the “Company”) announced that the Company and Winston L. Black III, Chief Executive Officer of the Company and a member of its Board of Directors have mutually agreed that Mr. Black would depart from his current positions with the Company, effective September 30, 2022 (the “Separation Date”). The Company’s Board of Directors has appointed Jody Staggs to be the Company’s President, effective as of September 1, 2022, and the Interim Chief Executive Officer of the Company, effective as of the Separation Date.

The Company and Mr. Black entered into a Separation and Release Agreement, dated August 31, 2022 (the “Separation Agreement”), pursuant to which Mr. Black has agreed to serve as a non-employee consultant to the Company for the six-month period following the Separation Date, providing certain advisory services to the Company, including assisting in transitioning duties and responsibilities and providing advice on matters related to the business. In consideration of the provision of these consulting services and subject to Mr. Black’s execution of a general release of claims and compliance with the terms of the Separation Agreement, including restrictive covenants set out therein, Mr. Black will be entitled to receive the following: (i) six months of continued base salary ($150,250 in total) beginning from the Separation Date; (ii) a monthly payment for a period of six months from the Separation Date equal to the cost of COBRA continuation coverage under the Company’s medical plans less the amount of Mr. Black’s portion of the premium as if Mr. Black were an active employee; (iii) a lump sum payment of $1,100,000, payable 30 days after the Separation Date; (iv) payout of accrued vacation; and (v) reimbursement of legal fees up to $10,000. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Mr. Staggs, 41, was a co-founder of PBS Capital, an investment management firm focused on pharmaceutical royalties and healthcare equities, which was a predecessor to the Company’s specialty finance business. He joined the Company in August 2015 and was promoted to Managing Director in January 2020. Prior to joining the Company, Mr. Staggs was a Vice President of Investments at Annandale Capital, an employee at Dallas-based hedge fund Alistair Capital and a Senior Portfolio Analyst at Highland Capital. He began his career as an equity research associate at Raymond James, and he was a Walton Scholar and on the Dean’s List at the University of Arkansas where he graduated with a B.A. in Finance. He has earned the right to use the Chartered Financial Analyst designation. The Company expects to enter into an employment agreement with Mr. Staggs in connection with his appointment as the Company’s President and Interim Chief Executive Officer. The material terms of the employment agreement will be disclosed upon its finalization. There are no family relationships between Mr. Staggs and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Staggs that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Staggs and any other persons pursuant to which he was appointed.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated September 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SWK HOLDINGS CORPORATION

Dated: September 1, 2022	By:	/s/ Robert K. Hatcher
Robert K. Hatcher
Director